Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Gannett Co., Inc. 401(k) Savings Plan, of our reports (a) dated February 22, 2008, with respect to the consolidated financial statements and schedule of Gannett Co., Inc. and the effectiveness of internal control over financial reporting of Gannett Co., Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 30, 2007, and (b) dated June 30, 2008, with respect to the financial statements and schedule of the Gannett Co., Inc. 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

McLean, Virginia

October 30, 2008